Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus, constituting a part of this Registration Statement on Form S-8, pertaining to the 2010 Equity Incentive Plan of VIVUS, Inc., of our reports dated March 9, 2016 relating to the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting, of VIVUS, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ OUM & CO. LLP

San Francisco, California

December 14, 2016